Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-192843) of Kips Bay Medical, Inc. and in the related Prospectus of our report dated March 12, 2014, with respect to the financial statements of Kips Bay Medical, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 12, 2014